Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

RumbleOn, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Class B Common Stock, $0.001 par value	Other	1,046,272	$24.08	$25,194,230	.000097	$2,336
Total Offering Amounts						$25,194,230		$2,336
Total Fees Previously Paid								–
Total Fee Offsets								–
Net Fee Due								$2,336

Table 3: Combined Prospectuses

Security Type	Security Class Type	Amount of Securities Previously Registered(4)		Maximum Aggregate Offering Price of Securities Previously Registered		Form Type	File Number	Initial Effective Date
Equity	Class B Common Stock, $0.001 par value	5,791,489		214,285,093.00		S-3	333-260151	October 15, 2021
Equity	Class B Common Stock, par value $0.001 per share underlying Warrants	1,212,121		41,696,962.40		S-3	333-259337	September 10, 2021
Equity	Class B Common Stock, par value $0.001 per share underlying Warrants	479	(3)	47,194.89		S-3	333-231631	May 24, 2019
Equity	Class B Common Stock, par value $0.001 per share underlying Warrants	1,047	(3)	129,680.50		S-3	333-228483	February 3, 2019
Equity	Class B Common Stock, par value $0.001 per share underlying Warrants	4,091	(3)	501,545.00		S-3	333-226514	August 9, 2018
Debt	6.75% Convertible Senior Notes due 2025	$38,750,000		38,750,000.00		S-3	333-239285	June 30, 2020
Debt Convertible to Equity	Class B Common Stock, par value $0.001 per share underlying the Notes	968,750			(5)(6)	S-3	333-239285	June 30, 2020

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of additional shares of Class B Common Stock that may become issuable as a result of any stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act.

(3)	On May 18, 2020, the Issuer filed a Certificate of Change to the Issuer’s Articles of Incorporation with the Secretary of State of the State of Nevada to effect a one-for-twenty reverse stock split of its issued and outstanding Class A Common Stock and Class B Common Stock (the “Reverse Stock Split”). The Class B Common Stock underlying these warrants have been adjusted for the Reverse Stock Split.

(4)	An aggregate of 7,977,977 shares of Class B Common Stock, consisting of 5,791,489 shares of Class B Common Stock, 968,750 shares of Class B Common Stock issuable upon conversion of the 6.75% Convertible Senior Notes due 2025 (the “Notes”), and 1,217,738 shares of Class B Common Stock issuable upon conversion of outstanding warrants, and $38,750,000 of Notes were previously registered for resale pursuant to the Company’s previously filed Registration Statements on Form S-3 (File No. 333-260151, File No. 333-259337, File No. 333-239285, File No. 333-231631, File No. 333-228483, and File No. 333-226514).

(5)	Includes 968,750 shares of Class B Common Stock issuable upon conversion of the Notes at an initial conversion rate of 25 shares of Class B Common Stock per $1,000 principal amount of the Notes, which is equal to a conversion price of approximately $40.00 per share of Class B Common Stock. As of the date of this prospectus, this represents the maximum number of shares of Class B Common Stock issuable upon conversion of the Notes.

(6)	Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of Class B Common Stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.